Exhibit 23.6

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2015 and the incorporation by reference of such report in the Prospectus constituting a part of this Registration Statement on Form S-4 of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: June 29, 2016

Roscoe Postle Associates Inc.

(Signed) “Deborah A. McCombe”
Deborah A. McCombe, P.Geo.
President and CEO
Roscoe Postle Associates Inc.